Exhibit 99.1
                                                           Contact:  Maria Brous
                                                                  (863) 680-5339

            Publix Announces 4th Quarter and Annual Results for 2007

LAKELAND, Fla., March 3, 2008 - Publix's sales for the fourth quarter of 2007 were $5.9 billion, a 6.1 percent increase from last year's $5.6 billion. Comparable-store sales for the fourth quarter of 2007 increased 3.6 percent.
         Net earnings for the fourth quarter of 2007 were $311 million, compared to $291.9 million in 2006, an increase of 6.5 percent. Earnings per share increased to $0.37 for 2007, up from $0.35 per share in 2006.
         Publix's sales for the fiscal year ended Dec. 29, 2007, were $23 billion, a 6.3 percent increase from last year's $21.7 billion. Comparable-store sales for 2007 increased 4.3 percent. Net earnings for 2007 were $1.2 billion, compared to $1.1 billion for 2006, an increase of 7.9 percent. Earnings per share increased to $1.41 for 2007, up from $1.29 per share in 2006.
         These amounts are based on audited reports that were filed Feb. 29, 2008, with the U.S. Securities and Exchange Commission (SEC). The company's annual report to the SEC, Form 10-K, is available on its Web site at www.publix.com/stock.
         Based on the most recent appraisal, Publix's stock price decreased $0.10 from $20.80 per share to $20.70 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
         "Our operating performance continues to be solid under difficult economic conditions," Publix CEO Charlie Jenkins Jr. said.
         Publix is privately owned and operated by its 146,000 employees. Currently Publix has 928 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE's "100 Best Companies to Work For in America" for 11 consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###